Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
 Hooker Furniture Corporation:
We consent to the incorporation by reference in the registration statement (No. 333‑128942) on Form S-8 of Hooker Furniture Corporation of our reports dated April 14, 2017, with respect to the consolidated balance sheets of Hooker Furniture Corporation as of January 29, 2017 and January 31, 2016, and the related consolidated statements of income, comprehensive income, cash flows, and shareholders’ equity  for each of the years in the three-year period ended January 29, 2017,  and the effectiveness of internal control over financial reporting as of January 29, 2017, which reports appear in the January 29, 2017 annual report on Form 10‑K of Hooker Furniture Corporation.
Our report dated April 14, 2017, on the effectiveness of internal control over financial reporting as January 29, 2017, contains an explanatory paragraph that states that Hooker Furniture Corporation acquired substantially all of the assets of Home Meridian International, Inc. on February 1, 2016, and management excluded from its assessment of the effectiveness of Hooker Furniture Corporation and subsidiaries’ internal control over financial reporting as of January 29, 2017, Home Meridian International, Inc.’s internal control over financial reporting associated with total assets of $154,954 and total revenues of $344,635 (which includes purchase accounting adjustments within the scope of the assessment) included in the consolidated financial statements of Hooker Furniture Corporation and subsidiaries as of and for the year ended January 29, 2017. Our audit of internal control over financial reporting of Hooker Furniture Corporation also excluded an evaluation of the internal control over financial reporting of Home Meridian International, Inc.

/s/ KPMG LLP
Raleigh, North Carolina
 April 14, 2017